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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated March 29, 1996 accompanying the consolidated financial statements and schedule of Harry's Farmers Market, Inc. and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended January 31, 1996, which are incorporated by reference in the Form S-8 Registration Statement (1996 Employee Stock Purchase Plan, 1996 Director Stock Option Plan, 1993 Management Incentive Plan). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Independent Auditors."

                                  /s/ Grant Thornton LLP
                                  --------------------------------------
                                  GRANT THORNTON LLP


Atlanta, Georgia
August 14, 1996